Exhibit 99.1

FINAL
EMBARGOED FOR RELEASE
Thursday, April 9, 1998
7:00 a.m. ET

   ABERCROMBIE & FITCH CO. REPORTS SALES AND COMPS FOR THE NINE- WEEK FEBRUARY
                                AND MARCH PERIOD

Columbus, Ohio (April 9, 1998) -- Abercrombie & Fitch Co. (NYSE: ANF) reported net sales of $93.1 million for the nine-week period ended April 4, 1998, an increase of 70%, compared to sales of $54.7 million for the comparable nine-week period ended April 5, 1997.

The Company's comparable store sales increased 39% for the nine weeks ended April 4, 1998.

Due to these better than expected nine-week results, Abercrombie & Fitch now expects to report earnings per share in the range of $.09 to $.10 in the First Quarter. The current First Call consensus for the First Quarter is $.02 per share.

This information is being released to ensure that Limited shareholders will have current information concerning Abercrombie & Fitch in connection with the exchange offer referred to below. The Company filed an S-4 Registration Statement on February 17, 1998, which was amended on April 2, 7, and 9, 1998, related to the establishment of Abercrombie & Fitch as a fully independent public company through its split-off from The Limited, Inc. (NYSE/LSE: LTD). This split-off will be accomplished through an exchange offer to Limited shareholders which is expected to commence in mid-April and conclude in mid-May.

Abercrombie & Fitch is a lifestyle brand which, at the end of March, operated 159 stores and published the A&F Quarterly.

For further information, please contact:  Tom Katzenmeyer
                                          Abercrombie & Fitch Co.
                                          614-415-7076

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on various important factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized.

A registration statement relating to the A&F transaction has been filed with the Securities and Exchange Commission but has not yet become effective. The A&F common stock may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the Securities law of any such state.

Please contact D.F. King & Co., Inc., the information agent for the proposed exchange offer, for copies of the Offering Circular - Prospectus, when they become available. D.F. King's address is 77 Water Street, New York, NY 10005 and its phone number is 1-800-549-6864.

                                       ###